Exhibit 23.1


                         Consent of Independent Auditors


We consent to the inclusion of our report dated April 24, 2002 (except for Note 1, as to which the date is July 1, 2002) with respect to the financial statements of Verizon's Alabama Operations and our report dated April 24, 2002, with respect to the financial statements of Verizon's Missouri Operations included in the Form 8-K of CenturyTel, Inc. filed August 13, 2002.


/s/ Ernst & Young LLP
New York, New York
August 9, 2002